Calculation of Filing Fee Tables
S-8
CVRx, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	227,880	$ 1.40	$ 319,032.00	0.000087	$ 27.76
Total Offering Amounts:						$ 319,032.00		$ 27.76
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 27.76
Offering Note
[1]	Amount registered represents shares of Common Stock issuable upon the exercise of the 186,447 stock options and the settlement of 41,433 restricted stock units that will be granted to John Landry in connection with his appointment as the Registrant's Chief Financial Officer under Rule 5635(c)(4) of the Nasdaq listing rules. Proposed maximum offering price per unit estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per unit is calculated on the basis of $1.40, the average of the high and low price of the registrant's common stock on November 2, 2026, as reported on the Nasdaq Stock Market, which is within five business days prior to filing this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources